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                                                                    EXHIBIT 99.1

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
CONTACTS:
Financial/Investor:                      Media:
Bob Zwerneman                            Marcy Theobald       Tracey Frederickson
Vice President of Investor Relations     PR Manager           Sr. Account Executive
S1 Corporation                           S1 Corporation       Sterling Hager, Inc.
404-812-6225                             404-812-6254         617-926-6665 x126
rzwernem@s1.com                          mtheobal@s1.com      tfrederickson@sterlinghager.com
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                      S1 CORPORATION COMPLETES ACQUISITION

                              OF EDIFY CORPORATION

          -- S1 FURTHER EXECUTES ON ITS VISION TO EMPOWER

          FINANCIAL INSTITUTIONS TO IMPROVE THEIR CUSTOMERS' WORLD --

ATLANTA, GA. - NOVEMBER 11, 1999 -- S1 Corporation (NASDAQ:SONE) today announced that it has completed its acquisition of publicly-held Edify Corporation (NASDAQ: EDFY) of Santa Clara, CA. S1 is incorporating Edify's Internet-based financial services solutions into S1's product family to further enhance S1's comprehensive offerings. Edify's voice e-Commerce business will be marketed under the Edify brand as it maintains its identity as a strategic business unit and wholly-owned subsidiary of S1 Corporation. With the completion of the acquisition, S1 Corporation continues to aggressively execute on its commitment to provide financial institutions with the most comprehensive and innovative online solutions.

     Under the terms of the agreement entered into on May 16, 1999, S1 Corporation has issued approximately 5.9 million shares of S1 common stock to the former Edify stockholders. S1 also assumed options to purchase Edify common stock, which converted into options to purchase approximately 1.5 million shares of S1 common stock.


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     "Through the addition of Edify's highly regarded small business technology, we are continuing to enhance the S1 offering to deliver the most extensive Internet-based solutions in the industry today," said James S. Mahan III, CEO S1 Corporation. "This acquisition demonstrates our ability to anticipate market needs and execute on strategic opportunities that further establish our leadership position."

          ABOUT S1 CORPORATION

     S1 (NASDAQ:SONE), the pioneer of Internet banking, is today's leading provider of innovative Internet-based financial services solutions. S1 offers a broad range of applications that empower financial organizations to increase revenue, strengthen customer relationships and gain competitive advantage by meeting the evolving needs of their customers across various lines of business, market segments and delivery channels. Through its professional services organization, S1's applications can be implemented in-house or outsourced to the S1 Data Center. Additional information about S1 is available at http://www.s1.com.

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